ENVIRA TRENDS, INC.
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Agreement"), dated effective as of August 1, 2009 by and between Envira Trends, Inc, a Wyoming  Corporation with its principal office at 1900 Main St., Suite 312, Sarasota, FL  34236
 (the “Employer” or "Company") and Russell Haraburda ("Employee").

1. Employment. The Company employs Employee as President and Employee accepts the employment, subject to and in accordance with the terms and conditions of this Agreement.

2. Term of Employment. Employee's employment will begin on the date set forth above, and continue indefinitely unless sooner terminated by the Company.

3. Compensation.

3.1. Salary, Benefits and Royalties. Employee’s compensation will consist of monetary payments according to the following schedule:

3.1.1. Monthly Salary.  Employee's monthly salary will be ten thousand dollars ($10,000), payable within five business days of the start of each month.  Payment for may be deferred and accrued until the Company receives adequate funding to pay the monthly salary.

3.1.2. Expenses.  Employer agrees to pay all of Employee’s approved expenses in connection with his duties as Chief Executive Officer.  These expenses shall include, but not be limited, to airfare, rental car, hotel and meals associated with the production, distribution, and promotion of the Company’s products and services.

3.1.3. Benefits.  Employee will be eligible for participation in the Company’s executive benefits package when and if declared by the Board of Directors including  stock options and profit participation plans.

4. Duties. Office. Employee's duties will be determined by the Company Board of Directors and may be increased or reduced at the Company's direction.  If Employee is elected or appointed a director or an officer of the Company during his employment, Employee will serve in such office without further compensation. The Company is not required by this Agreement to cause Employee's election or appointment as a director or officer.

5. Part-Time Effort. Employee shall not be required to devote his full time to the business.  Employee shall contribute his time and skills as is reasonably necessary to promote the business in a successful and profitable manner.

6. Waiver. No waiver of any breach of this Agreement will be deemed to constitute a waiver of any subsequent breach of the same or any other provision.

7. Severability. In the event that any part of this Agreement, defined herein as a word, combination of words, phrase, clause, sentence, subparagraph, paragraph, or any combination of these communicative elements, are subsequently judged void and without effect, then the surviving portions of the Agreement will remain binding and in effect as if the voided portions had not been part of the Agreement.

8. Entire Agreement. This Agreement constitutes the entire agreement of the parties, superseding in all respects any and all prior proposals, negotiations, understandings and other agreements, oral or written, between the parties.

9. Binding Effect and Assignment. The Company's rights and obligations under this Agreement will inure to the benefit of and be binding upon the Company's successors and assignees.  This is a personal service contract and cannot be assigned by the Employee.

10. Indemnification.  The parties agree to indemnify and hold harmless each other, their affiliates, partners, shareholders, directors, officers, agents, employees from against any and all losses, claims, damages, expenses (including counsel fees) or liabilities resulting from any actual or threatened legal actions arising out of the negligence of either party in connection with their actions under and in furtherance of this Agreement, whether or not either party or any other indemnified party are named as party thereto. In case any such action shall be brought against either party, the named party shall notify the other party of the commencement thereof, the non-named party shall be entitled to participate in (and, to the extent that it shall wish, to direct) the defense thereof at its own expense, but such defense shall be conducted by counsel of recognized standing.

11. Jurisdiction. The laws of Wyoming, excluding any choice of law provisions, govern this Agreement.  The parties agree that the only forum for all litigation that may be brought with respect to the terms of and the transactions and relationships contemplated by this Agreement are courts of competent jurisdiction residing in the State of Florida.  The parties hereto further consent to the jurisdiction of the appropriate state or federal court in the State of Florida, City of Sarasota, either through arbitration or through litigation, for the enforcement of such judgment against such assets of such party.

13. Notices. Any notices required or permitted to be given hereunder by either party to the other shall be given in writing: (1) by personal delivery; (2) by electronic facsimile with confirmation sent by United States first class registered or certified mail, postage prepaid return receipt requested; (3) by bonded courier or by a nationally recognized overnight delivery company; or (4) by United States first class registered or certified mail, postage prepaid, return receipt requested, in each case, addressed to the parties at the addresses noted below the signatures of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement by their signature or the signature of their duly authorized representatives below.

Employer Envira Trends, Inc, By: /s/ Braxton Jones, Jr. Its: Secretary 1900 Main St., Suite 312 Sarasota, FL 34236	Employee Russell Haraburda /s/ Russell Haraburda 1900 Main St., Suite 312 Sarasota, FL 34236